UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1114 Avenue of the Americas, 27th Floor
New York, New York 10036
April 27, 2007

Dear Shareholder:

We cordially invite you to attend our 2007 annual meeting of shareholders. We will hold the meeting at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on Wednesday, May 30, 2007 at 9:00 a.m. local time.

At the annual meeting, we will ask our shareholders to:

(1)   elect eight directors to the Board of Directors;

(2)   consider and vote upon a proposal to approve the iStar Financial Inc. 2007 Incentive Compensation Plan; and

(3)   consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

The attached proxy statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement and attachments carefully.

YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE EIGHT NOMINEES AS DIRECTORS, THE APPROVAL OF THE iSTAR FINANCIAL INC. 2007 INCENTIVE COMPENSATION PLAN AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN iSTAR FINANCIAL INC.’S BEST INTERESTS AND THE BEST INTERESTS OF OUR SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

Jay Sugarman
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on Wednesday, May 30, 2007 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

1.     To elect to the Board of Directors eight members to hold office until the annual meeting of shareholders to be held in 2008. The nominees to the Board are: Glenn R. August, Robert W. Holman, Jr., Robin Josephs, Carter McClelland, John G. McDonald, George R. Puskar, Jay Sugarman and Jeffrey A. Weber.

2.     To consider and vote upon a proposal to approve the iStar Financial Inc. 2007 Incentive Compensation Plan.

3.     To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.     To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

The Board has fixed April 2, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Holders of record of our common stock, par value $.001 per share, and 8.00% Series D preferred stock at the close of business on that day will be entitled to vote at the annual meeting.

By Order of the Board of Directors

Geoffrey M. Dugan
Secretary
New York, NY
April 27, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

1114 Avenue of the Americas, 27th Floor
New York, New York 10036

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held May 30, 2007

We are sending this proxy statement to holders of our common stock, par value $.001 per share, and holders of our 8.00% Series D preferred stock on or about April 27, 2007 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2007 annual meeting of shareholders or at any postponement or adjournment of the annual meeting. Our common stock includes both our regular common stock and our high performance common stock. Our common stock is listed on the New York Stock Exchange, Inc., or the NYSE, and is traded under the symbol “SFI.”

This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2006. Additional copies of the Annual Report, including our financial statements at December 31, 2006, may be obtained at our website at www.istarfinancial.com, or by contacting our Investor Relations department at (212) 930-9400, 1114 Avenue of the Americas, 27th Floor, New York, NY 10036. Copies will be furnished at no additional expense. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

About the Meeting

Who is entitled to vote at the meeting?

Only holders of record of our common stock and our Series D preferred stock at the close of business on April 2, 2007 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 128,127,713 issued and outstanding shares of common stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the voting power of the outstanding common stock and Series D preferred stock, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

What are the voting rights of shareholders and what vote is needed to approve each proposal?

Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder’s name on the record date and 0.25 votes for each share of high performance common stock and Series D preferred stock registered in the shareholder’s name on the record date. A plurality vote of the voting power of the outstanding common stock and Series D preferred stock, all voting as one class, is required for the election of directors. An affirmative vote of a majority of the votes cast at the meeting by holders of our common stock and Series D preferred stock, all voting as one class, is required for the approval of the iStar Financial Inc. 2007 Incentive Compensation Plan and ratification of the appointment of independent auditors and the approval of any other matters properly presented at the meeting for shareholder approval. In addition, with respect to the proposal to approve our 2007 Incentive Compensation Plan, at least a majority of the shares of our outstanding common stock and Series D preferred stock, considered as a single class, must cast votes on the proposal in order for it to be approved.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or Series D preferred stock will be voted FOR the proposals and as recommended by the Board with regard to all other matters in its discretion.

Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted. Such stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of record. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the annual meeting and personally voting the common stock or Series D preferred stock owned of record by you.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE. Georgeson Shareholder Communications has been engaged to solicit proxies on our behalf for a fee of $8,000 plus expenses.

PROPOSAL 1:

ELECTION OF DIRECTORS

In accordance with the provisions of our charter, each member of our Board is elected annually.

Willis Andersen, Jr., who has served as a director since 1999, has decided to retire upon the expiration of his current term at the annual meeting and is not a nominee for election at the annual meeting. To fill the vacancy created by Mr. Andersen’s retirement, Carter McClelland has been nominated for election as a director. Mr. McClelland’s nomination was proposed by one of our non-management directors.

With the exception of Mr. McClelland, all of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

All of the nominees for election as a director, other than Mr. Sugarman and Mr. August, are independent within the standards prescribed by the NYSE.

The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated for election as a director:

Name	Age	Title
Jay Sugarman(1)	44	Chairman and Chief Executive Officer
Glenn R. August	45	Director
Robert W. Holman, Jr.(1)(2)	63	Director
Robin Josephs(2)(3)	47	Director(5)
Carter McClelland	61	Nominee for Director
John G. McDonald(3)(4)	69	Director
George R. Puskar(1)(4)	63	Director
Jeffrey A. Weber(3)	42	Director

(1)          Member of Investment Committee.

(2)          Member of Audit Committee.

(3)          Member of Compensation Committee.

(4)          Member of Nominating and Governance Committee.

(5)          Lead Director, effective May 30, 2007.

Jay Sugarman is our Chairman of the Board and Chief Executive Officer. Mr. Sugarman has served as a director of iStar Financial Inc. (and our predecessor) since 1996 and Chief Executive Officer since 1997. Having led our company since its beginning, Mr. Sugarman has built iStar Financial into one of the largest providers of investment capital to the high-end real estate and corporate markets, growing our total market capitalization from under $50 million in 1997 to over $14 billion in 2007. Previously, Mr. Sugarman founded and was co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine Investors, L.P., Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group L.P., a private equity firm specializing in real estate investments, and the formation of HBK Investments, one of the nation’s largest multi-strategy trading operations. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. degree with highest distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school’s academic prizes for both finance and marketing.

Glenn R. August has served as one of our directors since May 2005. Mr. August is the president and senior partner of Oak Hill Advisors, L.P. and supervises all investment, trading and operational activities. Mr. August joined Oak Hill’s predecessor in 1987 as a co-founder of Acadia Partners. Since then, he has been responsible for more than $25 billion of investments in leveraged loans, high yield bonds and distressed securities. In addition, he co-founded all of the Oak Hill leveraged securities investment partnerships. Mr. August is also a Managing Partner of the advisor to Oak Hill Special Opportunities Fund, an investment partnership focused on investments in distressed companies. Mr. August previously worked in the mergers and acquisitions department at Morgan Stanley in New York and London. He earned an M.B.A. degree from Harvard Business School, where he was a Baker Scholar, and a B.S. degree from Cornell University. He currently serves on the Board of Directors of TeleCity Group plc, Vertex Data Science Limited, the 92nd St. Y and The Mount Sinai Children’s Center Foundation.

Robert W. Holman, Jr. has served as one of our directors since November 1999. He is a member of our Audit and Investment Committees. Mr. Holman was the co-founder of TriNet Corporate Realty Trust, Inc., or TriNet, a company that we acquired in 1999, and served as its chief executive officer, co-chairman and chairman of the board. He was chief executive officer and chairman of TriNet’s predecessor,

Holman/Shidler Corporate Capital, Inc., for ten years. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a multi-national conglomerate. Additionally, Mr. Holman has served as a director of Amerivest Properties, Inc. and as a senior executive, director, owner or board advisor for numerous companies in the United States, Great Britain, Australia and Mexico in the finance, real estate, internet commerce, construction, building materials and travel industries. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship.

Robin Josephs has served as one of our (and our predecessor’s) directors since March 1998. Ms. Josephs is chairperson of our Compensation Committee and a member of our Audit Committee. Effective upon Mr. Andersen’s retirement from the Board on May 30, 2007, Ms. Josephs has been designated to serve as our Lead Director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the Chairman and the independent directors. Ms. Josephs is the managing director of Ropasada, LLC, a private investment and consulting firm. Ms. Josephs was a senior executive with Goldman Sachs & Co. from 1986 to 1996 in various capacities. Prior to working at Goldman Sachs & Co., Ms. Josephs served as an analyst for Booz Allen & Hamilton Inc. in New York from 1982 to 1984. From July 2005 to March 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. She currently serves as a director of Plum Creek Timber Co., Inc. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation and she co-chairs the University of Pennsylvania Reunion Gift Committee. Ms. Josephs received a B.S. degree in economics from the Wharton School and a M.B.A. degree from Columbia University.

Carter McClelland most recently served as president of Bank of America New York Market and chairman of Banc of America Securities until 2006. Previously he was president and chief executive officer and member of the board of directors of Deutsche Bank North America. His Wall Street career spans more than 30 years, including 21 years at Morgan Stanley, where he was chief administrative officer and a member of the firm’s operating committee. Mr. McClelland is chairman of the board of Soleil Securities Group Inc., a private securities firm based in New York City engaged in research, sales and trading. Mr. McClelland also currently serves as chairman of the board of the United Way of New York City and is a member of Mayor Bloomberg’s Commission on Poverty. Mr. McClelland holds a B.S. in Aeronautical Engineering and an M.B.A. from Stanford University.

John G. McDonald has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee and a member of our Compensation Committee. He is the Stanford Investors Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc. and eight mutual funds managed by Capital Research and Management Company.

George R. Puskar has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. Mr. Puskar is chairman of our Investment Committee and a member of our Nominating and Governance Committee. Effective upon Mr. Andersen’s retirement from the Board on May 30, 2007, Mr. Puskar has been designated as our alternate Lead Director. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full  service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar currently serves as the chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, and as a director and member of the audit committee of New Plan Excel Realty Trust, Inc. Mr. Puskar has previously served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed real estate investment trust, from 1993 to 1997, as the vice chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar received a B.A. degree from Duquesne University.

Jeffrey A. Weber has served as one of our directors since June 2003. Mr. Weber is the president of York Capital Management, a multi-billion dollar event-driven investment management firm organized in 1991 with offices in New York, London and Singapore. Mr. Weber is a director of the York Enhanced Strategies Fund, LLC, a $650 million RIC and market value CDO. Mr. Weber is a director of the Carter Burden Center for the Aging, Inc. and serves on the Advisory Board of the Department of Medicine of Mount Sinai Medical Center. Prior to his current position, Mr. Weber was the president and chief executive officer of William A.M. Burden & Co., L.P., where his tenure spanned twelve years. Mr. Weber also worked at Chemical Venture Partners, the venture capital and leveraged buyout arm of Chemical Bank, and in the corporate finance department of Drexel Burnham Lambert Incorporated. Mr. Weber holds a B.A. degree from Williams College and an M.B.A. degree from Harvard Business School.

Recommendation Regarding the Election of Directors

The Board recommends that you vote FOR the eight named nominees to be elected as our directors.

PROPOSAL 2:

APPROVAL OF iSTAR FINANCIAL INC.

2007 INCENTIVE COMPENSATION PLAN

Summary of the 2007 Incentive Compensation Plan

On March 6, 2007, our Board of Directors approved and adopted the iStar Financial Inc. 2007 Incentive Compensation Plan, or the Plan. The purpose of this Plan is to enable us to establish performance goals for selected officers and other key employees and to determine bonuses that will be awarded to those officers and other key employees based on the extent to which they achieve those performance goals. We intend for the Plan to be our primary incentive compensation program for the foreseeable future, although we may make exceptions for new hires from time to time. Equity-based awards made under the Plan will be limited to the number of shares of our common stock available for award under our 2006 Long-Term Incentive Plan. We are not asking our shareholders to approve any increase in the number of equity-based awards available for grant under our 2006 Long-Term Incentive Plan. We believe the Plan is beneficial because it is performance-based and it will preserve our ability to deduct the compensation payable to our most senior executives for tax purposes. A copy of the Plan is attached as Exhibit A to this proxy statement.

The Compensation Committee of our Board of Directors, or a subcommittee of the Compensation Committee consisting solely of at least two outside directors, will administer the Plan. The Committee will have the authority to establish for our and our subsidiaries’ officers and key employees performance goals and bonus formulae related to those performance goals for any fiscal year or shorter or longer period. A performance goal would relate to one or more criteria specified in the Plan. A bonus formula would determine the amount of the bonus an officer or key employee would receive based on the extent to which he or she achieves the performance goal. The performance goal may relate to us and our subsidiaries as an entirety or to particular subsidiaries, divisions, or other operating units. The possible criteria specified in the Plan include, among other things, adjusted earnings, pre-tax income, after-tax income, operating income, earnings per share, return on equity, return on invested capital, stock appreciation, shareholder return, reductions in operating costs, and our rankings against other appropriate peer companies, including companies in the financial services, investment management and real estate industries, based on total shareholder return.

When the Committee establishes a performance goal and a bonus formula for a person, the Committee may provide that the resulting bonus will be paid in a single lump sum or over a period of years, with or without interest on deferred payments. It also may determine whether the right to the unpaid portion of a bonus will be forfeited if the person ceases to be employed by us or a subsidiary before the bonus is paid in full. No employee may be awarded a bonus for any fiscal year in excess of 5% of our pre-compensation adjusted earnings. Adjusted earnings, for purposes of the Plan, means net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations.

The Committee may delegate to other persons (including our Chief Executive Officer) all or part of its authority with respect to bonuses, except in situations where we will be seeking to take advantage of an exemption from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The Committee may determine that particular bonuses will be paid in cash or stock, or with other equity-based grants, or a combination of them. Stock grants will be made under our 2006 Long-Term Incentive Plan or other equity-based plans or programs we may adopt (subject to any required shareholder approvals).

Promptly after the end of each fiscal year, the Committee will review information presented to it by our management regarding the extent to which particular employees are entitled to bonuses with regard to the fiscal year, and no bonus may be paid to a person until the Committee certifies that the bonus is correct based upon the performance goal and the bonus formula established for the person with regard to the fiscal year.

The Plan was effective on March 30, 2007, provided that our shareholders approve the Plan at the first annual meeting of shareholders held after that date. Performance goals and bonus formulae may be established prior to shareholder approval, but no bonuses will be paid under the Plan unless our shareholders approve the Plan.

Tax Consequences

To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any U.S. federal tax advice contained in this proxy statement is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another person any transaction or matter addressed in this proxy statement.

As a general matter, employees who receive bonuses under the Plan will realize ordinary income for tax purposes, and we will receive a deduction, when they receive bonus payments. If bonuses are paid wholly or partly with shares of our stock, the fair value of that stock when it is issued in payment of the bonus will be the recipient’s basis in those shares. The Committee may in the future establish a program under which employees may defer the receipt of a bonus, in which case the employee will realize ordinary income for tax purposes, and we will receive a deduction, when the bonus payment is actually paid to the employee.

Required Vote

We are asking our shareholders to approve the Plan so bonuses granted under it will qualify for an exemption from the limitations on deductibility of compensation under Section 162(m) of the Internal Revenue Code (although it applies to many situations that are not subject to those limitations). The Plan will be approved if the majority of votes cast with regard to it are in favor of it.

Recommendation Regarding Approval of iStar Financial Inc. 2007 Incentive Compensation Plan

The Board of Directors has approved and recommends that shareholders vote FOR approval of the iStar Financial Inc. 2007 Incentive Compensation Plan.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Recommendation Regarding Ratification of Appointment of PricewaterhouseCoopers LLP

The Board recommends that you vote FOR ratification of this appointment.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

How often did the Board meet during 2006?

During the fiscal year ended December 31, 2006, the Board held 16 meetings. All directors are expected to attend a majority of the Board meetings. All directors attended at least 75% of all of the Board meetings and applicable committee meetings. All of the directors who were elected at the 2006 annual meeting, with the exception of Mr. Andersen and Ms. Josephs, were present in person at that annual meeting. Our policy is that directors should attend annual meetings in person if possible.

What Committees has the Board Established?

Our Board has standing Audit, Compensation, Nominating and Governance and Investment Committees.

How does the Company Determine Director Independence?

Our Board has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company. The Board has determined that the following directors qualify as independent: Messrs. Holman, Jr., McDonald, Puskar, Weber and Ms. Josephs. In addition, the Board has determined that, Mr. McClelland, a nominee for election as a director, qualifies as independent.

The Audit Committee

The Audit Committee is responsible for, among other things, retaining or dismissing our independent auditors, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

The members of the Audit Committee are Willis Andersen Jr., Robert W. Holman, Jr. and Robin Josephs. Mr. Andersen is retiring as a director upon expiration of his current term and, thereafter, will also no longer serve on the Audit Committee. Upon Mr. Andersen’s retirement, we expect that Mr. Holman will be appointed as Chairman of the Audit Committee and George R. Puskar will be appointed as a member of the Committee. Each of the current members of the Audit Committee is independent, as defined by the Committee’s charter and the NYSE listing standards. Each of the current members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter that was originally adopted in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Audit Committee met eight times during 2006.

The Compensation Committee

The Compensation Committee is responsible for overseeing the company’s executive compensation programs. The principal responsibilities of the Compensation Committee are:

•       To review management’s recommendations and advise management and the Board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs.

•       To establish performance objectives for the Chief Executive Officer, review performance objectives established for other senior executives of the company and evaluate the performance of such executives relative to these objectives, in connection with the Compensation Committee’s overall review of executive compensation.

•       To make recommendations to the Board regarding the base salary, cash incentive bonus, equity-based incentive awards and other compensation for the Chief Executive Officer of the company.

•       To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the company with base salaries in excess of $200,000 per year (which includes all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

•       To administer the issuance of any award under the company’s 2006 Long-Term Incentive Plan, the 2007 Incentive Compensation Plan (if approved by shareholders at the annual meeting) and any future long-term incentive plans and other equity compensation programs.

•       To retain and oversee third party consultants to assist with the Compensation Committee’s activities, from time to time.

•       To oversee the company’s performance evaluation practices and procedures.

•       To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Compensation Committee by the Board or the Chairman of the Board.

•       To review the Compensation Discussion and Analysis for inclusion in this proxy statement.

The members of the Compensation Committee are Robin Josephs (Chairperson), John G. McDonald and Jeffrey A. Weber. Each of the current members of the Compensation Committee is independent as defined by the Compensation Committee’s charter and the NYSE listing standards. The Compensation Committee operates under a written charter that was originally adopted by the Board in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Compensation Committee met 11 times during 2006.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Nominating and Governance Committee considers and recommends to the Board individuals to serve as our directors and executive officers. In making such recommendations, the Nominating and Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to the company, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Nominating and Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The Nominating and Governance Committee may employ professional search firms or consultants (for which it pays a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth in this proxy statement under “Corporate Governance Matters—Shareholder Nominations for Directors.” Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.

To fill the vacancy created by Mr. Andersen’s retirement as a director, the Nominating and Governance Committee engaged in a process of identifying and considering possible candidates for nomination for election as a director in accordance with the general procedures outlined above. Upon completion of this process, the Nominating and Governance Committee recommended to the Board that Carter McClelland be nominated for election as a director and the Board approved this recommendation.

The members of the Nominating and Governance Committee are John G. McDonald (Chairman), Willis Andersen, Jr. and George R. Puskar. Mr. Andersen is retiring as a director upon expiration of his current term and, accordingly, will also no longer serve on the Nominating and Governance Committee. Upon Mr. Andersen’s retirement, we expect that Jeffrey A. Weber will be appointed as a member of the Nominating and Governance Committee. Each of the current members of the Nominating and Governance Committee is independent as defined by the applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter that was originally adopted by the Board in 2000 and was amended in 2002. A copy of the charter may be found on our website at www.istarfinancial.com. The Nominating and Governance Committee met one time during 2006.

The Investment Committee

The Board has delegated to the Investment Committee the authority to authorize certain of our investment transactions. Investment transactions of more than $150 million, and strategic investments such as a corporate merger or acquisition of another business entity (other than a corporate net lease financing) or any other material transaction in an amount greater than $75 million involving our entry into a new line of business, must be approved by our Board of Directors. The Investment Committee of the Board is authorized to approve our investment transactions involving commitments less than or equal to $150 million but greater than $75 million. Investment transactions less than or equal to $75 million but greater than $25 million are subject to the approval of an internal senior management investments committee and investment transactions up to $25 million are subject to the approval of the Chairman and Chief Executive Officer.

The members of the Investment Committee are George R. Puskar (Chairman), Robert W. Holman, Jr. and Jay Sugarman. The Investment Committee met 14 times during 2006.

Are there any special arrangements under which members of our Board serve as Directors?

No arrangement or understanding exists between any director and any other person or persons pursuant to which any director was, or is, to be selected as a director or nominee.

EXECUTIVE OFFICERS AND OTHER OFFICERS

Who Are Our Key Officers?

Information for Jay Sugarman is contained above under the heading “PROPOSAL 1: ELECTION OF DIRECTORS.” Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board and are customarily appointed as officers at the annual organizational meeting of the Board held following each annual meeting of shareholders.

Jay S. Nydick has served as our President since November 2004. Mr. Nydick has primary responsibility for identifying, evaluating and executing strategic expansion opportunities for the company. Previously, Mr. Nydick spent 14 years at Goldman, Sachs & Co. He most recently served as a managing director based in Hong Kong heading the Corporate Finance Group for non-Japan Asia, and as a member of the Products and Financial Sponsors Group based in New York. Prior to his assignment in Asia, Mr. Nydick was in Goldman’s Real Estate Investment Banking Group, co-headed the firm’s Lodging and Gaming Business and spent time in the Debt Capital Markets and Derivatives Group. During his career, he has been involved in a broad range of transactions including mergers, acquisitions, debt and equity financings, leveraged buyout transactions and the development of innovative products across many different markets in the world. Mr. Nydick holds a bachelors degree from Cornell University where he graduated as a Presidential Scholar and an M.B.A. degree from Columbia University.

Timothy J. O’Connor has served as our (and our predecessor’s) Chief Operating Officer since March 1998 and Executive Vice President since March 2000. Mr. O’Connor is responsible for developing and managing our risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating our information systems. Previously, Mr. O’Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O’Connor was a vice president of Greystone Realty Corporation, involved in the firm’s acquisition and asset management operations. Previously, Mr. O’Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O’Connor is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O’Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. degree from the Wharton School.

Catherine D. Rice has served as our Chief Financial Officer since November 2002. Ms. Rice is responsible for managing all of our capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Prior to joining iStar Financial Inc., Ms. Rice served as managing director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities. Prior to Banc of America Securities, Ms. Rice was a managing director at Lehman Brothers, where she was responsible for the firm’s West Coast real estate investment banking effort. She spent the first ten years of her career at Merrill Lynch in its real estate investment banking group. Ms. Rice has over 18 years of experience in the public and private capital markets and has been involved in over $15 billion of capital-raising and financial advisory transactions, including public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions, debt restructurings and rating advisory assignments. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A degree from Columbia University.

Nina B. Matis has served as our (and our predecessor’s) General Counsel since 1996 and Executive Vice President since November 1999. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of our operations and investment and financing transactions. Ms. Matis is a partner, and a member of the executive committee, of the law firm of Katten Muchin Rosenman LLP, one of our principal outside law firms. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director of New Plan Excel Realty Trust, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

Daniel S. Abrams has served as our Executive Vice President since November 2001 and is the Head of Originations for our Investments group. Previously, Mr. Abrams was a founding principal of Citadel Realty Group, LLC, a New York based boutique investment bank specializing in advisory work and debt and equity placements for all forms of commercial real estate properties and companies in North America and Europe. Prior to forming Citadel, Mr. Abrams was a managing director at Donaldson, Lufkin and Jenrette, or DLJ, where he was responsible for the hospitality and leisure practice, focusing on debt originations, equity offerings and advisory assignments to public and private companies in that area. Before DLJ, Mr. Abrams was a managing director and the head of the Hospitality Finance Group of Nomura Capital. While at Nomura Capital, Mr. Abrams led the financing of over $6.5 billion in the hospitality sector and over $600 million in the office, multifamily and retail sectors. Before joining Nomura Capital in 1993, Mr. Abrams had been a partner at Rosenman & Colin, a major New York City law firm. He received an LL.M. degree in Taxation from the New York University School of Law; a J.D. degree from the National Law Center of the George Washington University, where he was editor-in-chief of the Law Review; and a B.S. degree in Economics from the Wharton School. He has served as a member of the American Hotel & Lodging Association’s Industry Real Estate Finance Advisory Council (IREFAC) and the ULI’s Hotel Development Council.

REPORT OF THE AUDIT COMMITTEE

We oversee the company’s financial reporting process on behalf of the Board. All members of our Audit Committee meet the independence requirements of the SEC and NYSE. We operate under a written charter approved by the Board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is available on the company’s website at www.istarfinancial.com.

The company’s management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the company’s outside or external auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. The independent auditors are responsible for auditing management’s assessment of the effectiveness of the company’s internal controls over financial reporting and for expressing their opinion about the effectiveness of those controls, in addition to auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. We review the performance of the company’s internal audit function and the qualifications of its audit personnel. We do not prepare financial statements or conduct audits.

In connection with the December 31, 2006 audited consolidated financial statements, we have:

•       reviewed and discussed with management and the independent auditors the company’s internal controls over financial reporting, including a review of management’s and the independent auditors’ assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

•       reviewed and discussed with management and the independent auditors the company’s audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the company, the quality of such principles and practices, and the reasonableness of significant judgments;

•       discussed with the independent auditors the items that are required to be discussed under applicable professional auditing standards and regulations, including discussions about the quality of the financial statements and clarity of the related disclosures; and

•       reviewed and considered the written disclosures in the letter received from PricewaterhouseCoopers LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, including a discussion about their independence from the company and management.

Based on the reviews and discussions above, we recommended to the Board that the audited financial statements for 2006 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Board approved our recommendation.

Submitted by the Audit Committee:

Willis Andersen, Jr. (Chairman)
Robert W. Holman, Jr.
Robin Josephs

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board has approved a set of guidelines that provide the framework for the governance of iStar Financial Inc. The Board reviews these guidelines and other aspects of our corporate governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com.

Committee Charters

Our Audit, Compensation and Nominating and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.istarfinancial.com.

Lead Director

Our Board, by vote of its independent members, has designated a lead independent director, or Lead Director, whose duties include the following:

•       Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

•       Serve as principal liaison between the Chairman and the independent directors.

•       Advise the Chairman on the quality, quantity and timeliness of the information presented to the Board.

•       Advise the Chairman on the agendas for Board meetings.

•       Advise the Chairman on the schedule of meetings of the Board to assure that there is sufficient time for discussion of agenda items.

•       Call meetings of the independent directors, if deemed necessary or appropriate by the Lead Director.

•       If requested by major shareholders, be available for consultation and direct communication with major shareholders and their representatives.

•       Such other matters as the Board may determine from time to time.

The Lead Director does not receive any additional compensation for his or her services. Willis Andersen, Jr. has served as our Lead Director from 2004, when the position was established, until his retirement as a director upon the expiration of his current term at the annual meeting. Effective upon Mr. Andersen’s retirement from the Board on May 30, 2007, Robin Josephs has been designated to serve as our Lead Director and George R. Puskar has been designated to serve as our alternate Lead Director.

Service on Other Boards

In view of the commitment of time and effort that is required of a director of a public company, our Board has established a guideline that its directors should not serve on the boards of more than six public companies. For this purpose, we treat service on the boards of mutual funds having the same investment adviser as service on the board of one company.

Code of Conduct

The Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code of Conduct is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code of Conduct and a culture of honesty and accountability. A copy of the Code of Conduct has been provided to each of our directors, officers and employees, who are required to acknowledge that they have received and will comply with the Code of Conduct. Among its many features, the Code of Conduct describes how employees can report any matter that may be of concern to a named Compliance Officer, any other member of our Compliance Committee, our Chief Executive Officer or the Chairman of the Audit

Committee. This reporting may be done on an anonymous basis. We have also established an independent “hotline” telephone service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com and is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee Financial Experts

The Board has determined that each of the members of our Audit Committee meets the criteria of an audit committee financial expert, as adopted by the SEC. These directors have agreed to serve as the company’s Audit Committee financial experts.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls, assist and advise the Chief Executive Officer and Chief Financial Officer in making the required certifications in SEC reports and evaluate the company’s internal control function. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee’s purpose and procedures. A copy of the charter may be found on our website at www.istarfinancial.com.

Communications with Shareholders

The company provides the opportunity for interested parties, including shareholders, to communicate with members of the Board. Interested parties may communicate with our Lead Director, the other independent Board members or the chairperson of any of the committees of the Board by e-mail or regular mail. All communications by e-mail should be sent to CorporateSecretary@istarfinancial.com. Communications sent by regular mail should be sent to the attention of the Lead Director, the independent directors, the Audit Committee Chairman, the Compensation Committee Chairman, the Nominating and Governance Committee Chairman, or the Investment Committee Chairman, as the case may be, in each instance in care of the Secretary of the company at our headquarters at 1114 Avenue of the Americas, New York, NY 10036.

Our General Counsel and our Secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate Board member(s). However, we reserve the right to disregard any communication that our General Counsel and our Secretary determine is unduly hostile, threatening, illegal, does not reasonably relate to the company or its business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Shareholder Nominations for the Board

Shareholder nominations for election to the Board should be sent to the attention of the Secretary of the company at the address appearing on the notice accompanying this proxy statement, describing the candidate’s qualifications and accompanied by the candidate’s written statement of willingness and affirmative desire to serve in a manner representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the company’s Bylaws.

Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the Board in considering all candidates for election to the Board. See “INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES—The Nominating and Governance Committee.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight of Compensation Programs

The members of the Compensation Committee of our Board of Directors have primary responsibility for overseeing the company’s compensation programs for our named executive officers. This committee is composed exclusively of independent directors, as defined under the New York Stock Exchange listing standards. The committee operates under a written charter that may be found on the company’s website at www.istarfinancial.com. The committee meets periodically during the year to perform its functions and reports to the Board at least quarterly regarding compensation and related matters. The committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the committee’s discretion, to assist in discharging the committee’s duties.

Objectives of Our Compensation Program

As a leading publicly traded finance company focused on the commercial real estate industry, we operate in a highly competitive market. Our ability to compete successfully in implementing our investment and other strategic initiatives depends on the talent, skills and commitment of our employees and in particular our senior executives. Our headquarters and most of our employees are located in New York City. We have found that, in recruiting and retaining executive and non-executive employees, we compete primarily with investment banking firms, hedge funds, private equity funds and other public and private asset management companies. The financial success that these types of firms have enjoyed in recent years, the high levels of compensation that they have paid to their employees and the press coverage of that compensation, particularly in New York City, has led to rising compensation expectations among our existing employees and new employees that we may wish to recruit. Payroll costs are the company’s largest non-interest cash expense and we expect that the absolute amount of the company’s payroll expense will increase rather than decrease in the future.

The company’s compensation practices and programs are designed to achieve the following objectives:

•       To attract, retain, motivate and reward key employees that further the company’s current and long-term strategic, business and financial goals in the creation of shareholder value.

•       To provide an appropriate mix of current compensation and long-term rewards that is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

•       To align shareholder interests and employee rewards.

•       To establish appropriate incentives for management and employees that are consistent with the company’s culture and values.

Elements of Our Compensation Program

The principal elements of our compensation program for named executive officers are (1) base salaries; (2) annual incentives, including cash bonuses; (3) long-term incentives, including equity awards under our 2006 Long-Term Incentive Plan, which may consist of restricted shares, restricted stock units, stock options, performance shares and other equity-based awards; and (4) other group benefit programs offered to employees generally, including retirement benefits under a 401(k) plan. By combining these elements, we seek to achieve the objectives described in the preceding section. Our compensation program does not include any significant personal benefits or perquisites for our executives beyond benefits offered to our employees generally.

We exercise independent discretion in determining the base salary and bonus of each individual executive, subject in the case of our Chief Executive Officer and our President to their employment agreements which set their base salary for 2006. We generally do not adhere to rigid formulae in determining the amount and mix of compensation elements. Our mix of compensation elements seeks to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. Our policy is to set base salaries at fair but relatively moderate levels, and to reward and motivate performance with annual and long-term incentive bonuses. The Compensation Committee did not apply a pre-set formula for determining the allocation between annual and long-term bonuses for our Chief Executive Officer, our Chief Financial Officer and the three other most highly-compensated executive officers in 2006. For these named executive officers, approximately 11% to 17% of their total 2006 compensation was in the form of base salary, 62% to 76% was in the form of annual incentive bonus and 7% to 18% was in the form of long-term incentive bonus. Equity awards to our named executive officers in 2006 are subject to ratable vesting over three years. We believe that vesting over several years helps us to retain executives and incentivize longer-term performance. We do not maintain any retirement or pension plans for our named executive officers or other employees.

Our compensation program for our named executive officers is designed to reward an individual’s contribution to the success of the company and the returns generated for our shareholders, the performance of the business functions he or she manages, the individual’s adherence to our Code of Conduct and values and any particular significant achievements he or she may have had on behalf of the firm during the year. We intend for our compensation program to act as a retention tool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our named executive officers with those of our shareholders. Through the elements of our compensation practices and programs, we seek to maintain a competitive compensation package for each executive, while being sensitive to the company’s fiscal year budget, annual accounting costs and the impact of share dilution.

Summarized below are the components of our compensation program for the named executive officers.

(1) Base Salaries.

In establishing base salary levels for our named executive officers, we consider the executive’s position and responsibility, experience, length of service with the company, and overall performance, as well as the compensation practices of other companies in the markets where we compete for executive talent. Base salaries are reviewed annually, but are not automatically increased if we feel that incentive awards are more appropriate means of rewarding and incentivizing performance.

(2) Annual Incentives.

Our primary annual incentives are in the form of cash bonuses, which are awarded to named executive officers and other employees and are designed to reward annual performance in the following areas: (a) overall company performance; (b) business segment or departmental performance; (c) individual performance; and (d) other factors we determine to be appropriate. Annual cash bonuses were paid to each of our named executive officers in 2006.

(3) Long-Term Incentives.

2006 Long-Term Incentive Plan

We make annual awards to our named executive officers and other employees of long-term equity-based incentives. In 2006, our Board adopted, and our shareholders approved, the company’s 2006 Long-Term Incentive Plan to facilitate our continued use of long-term equity-based incentives and rewards for the foreseeable future. We expect equity-based incentives to continue to comprise an important part of the compensation packages needed to provide long-term incentives and rewards to our named executive officers. Awards under the 2006 Long-Term Incentive Plan may consist of restricted shares, restricted stock units, stock options, performance shares and other equity-based awards. Equity-based awards are intended to align the interests of our executive officers and other employees by creating an incentive to maximize shareholder value and also encourage employees to remain employed by the company by providing that the awards vest over several years based on continued employment. In recent years, including in 2006, these equity-based incentive awards have been in the form of restricted shares and restricted stock units that vest in equal annual installments over three years. We have not made any recent awards of stock options or other forms of equity-based awards. We believe that restricted stock units satisfy our aims of motivating and retaining executives and aligning their interests with shareholders because the units are forfeited if the executive’s employment terminates before the unit vests and the units appreciate in value to the same extent as our common stock. We pay current dividends on our restricted stock units so that the executives will receive current income to the same extent as our shareholders.

High Performance Unit Program

Since 2002, our compensation program has included a High Performance Unit program, or HPU Program, which is a performance-based employee compensation plan that has significant value to the participants only if the company provides superior returns to its shareholders. Under the HPU Program, the company has issued high performance common stock and employee participants have purchased interests in the high performance common stock using their own personal funds. The purchase prices for the HPU interests have been based, among other things, upon an independent valuation analysis prepared by a major investment banking firm and approved by our Compensation Committee.

Because these HPU interests are not liquid and initially have only nominal voting and dividend rights, they have only nominal value during an initial valuation period, which has typically been three years. The company’s total stockholder return is measured over this three-year valuation period and compared against the greater of an absolute hurdle of 30% and a weighted average industry index total rate of return. If the company’s performance exceeds the greater of the two benchmarks, then a portion of the amount of the excess total return is multiplied by the weighted average market value of our common equity capitalization during the valuation period, and divided by the market value of our common stock on the valuation date. This calculation determines a hypothetical equivalent amount of our common stock and the HPU participants are thereafter entitled to receive future cash distributions in the nature of dividends payable on that amount of common stock after the valuation date. However, if the total rate of shareholder return for the relevant valuation period does not exceed these performance thresholds, then the HPU interests have virtually no value.

To date, HPU interests have been offered to employees in a total of seven HPU plans, with valuation dates ranging from December 31, 2002 through December 31, 2008. The aggregate initial purchase prices for interests in these HPU plans were approximately $2,800,000 for the 2002 HPU plan; approximately $1,800,000 for the 2003 HPU plan; approximately $1,400,000 for the 2004 HPU plan; approximately $600,000 for the 2005 HPU plan; approximately $700,000 for the 2006 HPU plan; approximately $600,000 for the 2007 HPU plan; and approximately $800,000 for the 2008 HPU plan.

Our total shareholder returns for the valuation periods under the 2002, 2003 and 2004 HPU plans exceeded both the fixed performance thresholds and the industry index returns set forth in the plans. As a result of this superior performance, the participants in these plans are entitled to receive aggregate distributions equivalent to the amount of cash dividends and other distributions payable on our common stock, as and when such dividends and other distributions are paid, equivalent to 819,254 shares for the 2002 HPU plan; 987,149 shares for the 2003 HPU plan; and 1,031,875 shares for the 2004 HPU plan.

Upon a change of control as defined in the HPU plan documents, the HPU participants in the 2002, 2003 and 2004 plans will be entitled to receive, in the aggregate, the per share consideration paid to our common shareholders in the change of control transaction multiplied by 819,254 shares; 987,149 shares; and 1,031,875 shares, respectively.

Our total shareholder returns for the valuation periods under the 2005 and 2006 HPU plans were 63.4% and 48.2%, respectively, which exceeded the fixed performance threshold of 30% for those plans; however, our total shareholder returns for these periods did not exceed the industry index returns set forth in those plans. As a consequence, these plans were not funded and, on December 31, 2005 and 2006, respectively, we redeemed the high performance common stock held by these plans for its nominal fair value (approximately $500 in the aggregate for each of the 2005 and 2006 HPU plans, respectively) and each unit holder received his or her proportionate share of the nominal fair value of the plans. The valuation dates for the 2007 and 2008 HPU plans have not yet occurred.

In addition to the regular employee HPU Program described in the preceding paragraphs (in which certain senior executives are not eligible to participate), in 2003 the company’s shareholders approved a Senior Executive High Performance Unit Program, or the Senior Executive HPU Program, which is modeled after the regular employee HPU Program. To date, interests have been purchased under the Senior Executive HPU Program by Mr. Nydick, the company’s President, in the 2005, 2006, 2007 and 2008 Senior Executive HPU plans, and by Mr. Sugarman, the company’s Chief Executive Officer, in the 2006, 2007 and 2008 Senior Executive HPU plans. The aggregate initial purchase prices for interests in these HPU plans were approximately $300,000 for the 2005 Senior Executive HPU plan; approximately $400,000 for the 2006 Senior Executive HPU plan; approximately $400,000 for the 2007 Senior Executive HPU plan; and approximately $500,000 for the 2008 Senior Executive HPU plan.

Our total shareholder return for the valuation periods under the 2005 and 2006 Senior Executive HPU plans were 63.4% and 48.2%, respectively, which exceeded the fixed performance threshold of 30% for those plans; however, our total shareholder returns for these periods did not exceed the industry index returns set forth in these plans. As a consequence, these plans were not funded and, on December 31, 2005 and 2006, respectively, we redeemed the high performance common stock held by these plans for its nominal fair value (approximately $100 in the aggregate for each of the 2005 and 2006 Senior Executive HPU plans, respectively) and each unit holder received his proportionate share of the nominal fair value of the plans. The valuation dates for the 2007 and 2008 HPU plans have not yet occurred.

(4) Other Benefits.

Compensation for our employees, including our named executive officers, also includes various general group benefits, in which substantially all of our employees participate. At the present time, we provide group health, life and disability insurance benefits, a 401(k) retirement plan, standard paid time off benefits and other standard employee benefits.

Process for Determining Compensation, Including Equity Awards

Compensation decisions for our named executive officers and other employees are made annually, after reviewing the performance of the company and carefully evaluating an individual’s performance during the year against established goals, leadership qualities, business responsibilities, career with the company, current compensation arrangements, long-term potential to enhance shareholder value and other relevant data. The base salaries for our Chief Executive Officer and our President for 2006 were set in their employment agreements with the company. The Compensation Committee determined our Chief Executive Officer’s annual cash bonus and long-term incentive award for 2006. Our Chief Executive Officer made recommendations to the Compensation Committee regarding the annual compensation for each of our other named executive officers. In addition, in early December 2006, the members of the Compensation Committee met with each of our named executive officers, each other employee at the level of executive vice president and certain other employees to discuss their performance and that of their peers and direct reports, and to solicit their views and suggestions on company policies (including compensation policies), initiatives and resources. Prior to those meetings, each of the senior executives was asked to complete a self-evaluation and an evaluation of their peers and more senior officers. The Compensation Committee met with our Chief Executive Officer on several occasions in December to discuss the results of these interviews. The results of these interviews form part of the basis for annual compensation decisions regarding our named executive officers.

In early January, decisions are made with respect to base salaries for the coming year, and annual cash bonuses and long-term incentive awards for service in the previous year. All annual cash bonuses are paid on January 31 of the year following the relevant compensation year. In recent years, including 2006, equity-based long-term incentive awards have been in the form of restricted shares and restricted stock units that vest in equal annual installments over three years. We have not made any recent awards of stock options or other forms of equity-based awards.

Role of Compensation Consultants in Determining or Recommending Executive Compensation

Our Compensation Committee has authority to retain compensation consultants, outside counsel, and other advisors that it deems appropriate, in its sole discretion, to assist the Committee in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The Committee engaged Pearl Meyers & Partners in connection with the structuring of our Chief Executive Officer’s 2004 employment agreement and the incentive award approved for him for 2006. In addition, the Committee retained Johnson Associates Inc., a compensation consulting firm with special expertise in financial services, including investment management, private equity funds and other public and private asset management companies, in connection with consideration of the iStar Financial Inc. 2007 Incentive Compensation Plan which is being submitted to our stockholders for approval under proposal 2 in this proxy statement.

Compensation of our Chief Executive Officer for 2006

The company entered into an employment agreement with Jay Sugarman, our Chairman and Chief Executive Officer, effective March 31, 2004. Under this employment agreement, the material terms of Mr. Sugarman’s compensation are as follows:

•       An annual salary of $1.0 million.

•       A potential annual cash incentive award of up to $5.0 million if performance goals set by us in consultation with Mr. Sugarman are met. Performance goals are set with respect to financial performance, shareholder return and areas such as succession planning, investor and employee relations and strategic objectives.

•       A one-time award of common stock issued on March 31, 2004 having a value of $10.0 million at the time of issuance (236,167 shares). The award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years (or upon a change of control, as defined, if earlier) unless the price of our common stock during the 12 months ending March 31 of each year increases by at least 15%, in which case the sale restrictions on 25% of the shares awarded will lapse with respect to each 12-month period. The sale restrictions have lapsed with respect to 59,042 shares.

•       A lump sum payment of $2.0 million if Mr. Sugarman’s employment is terminated by reason of his death or disability, or by us without cause, or if Mr. Sugarman resigns within 90 days after the first anniversary of a change of control. We felt that a double trigger change of control payment was more appropriate than a single trigger change of control payment because with a single trigger, the employee receives an automatic change of control payment even if the employee continues his or her employment with the successor company.

•       A lump sum payment of $5.0 million if Mr. Sugarman resigns for good reason, including a material diminution in his positions, authorities, duties or responsibilities.

For the 2006 fiscal year, Mr. Sugarman received a base salary of $1.0 million and was awarded a cash bonus of $5.0 million. The Compensation Committee approved this bonus award for Mr. Sugarman based upon consideration of Mr. Sugarman’s performance relative to goals established with respect to financial performance, shareholder return and areas such as succession planning, investor and employee relations and strategic objectives. This bonus award is the maximum bonus amount set forth in Mr. Sugarman’s employment agreement. In determining that Mr. Sugarman should receive this bonus, the Committee considered many factors, including the following:

•       The company originated $6.1 billion in financing transactions in 2006 in 121 total financing commitments, the largest single year of originations in our history and an increase of 29% over the volume of financing transactions originated the previous year, while maintaining a disciplined approach in a competitive real estate market.

•       Our total shareholder return for 2006 was 44.4%, compared to the 15.8% return for the Standard & Poor’s 500 Index, the 35.9% return for the Morgan Stanley REIT Index and the 18.7% return for the Russell 1000 Financial Services Index, respectively, for 2006.

•       In 2006, our net asset growth reached $2.5 billion and our total assets reached $11.0 billion at year-end.

•       In addition to leading solid growth in our core lending business, Mr. Sugarman continues to develop important strategic initiatives, including (i) our TimberStar venture, a long-term timber investment platform, (ii) our AutoStar business, a leading provider of capital to high end automotive dealerships, (iii) our Oak Hill Advisors relationship, our window into the corporate and leveraged finance markets, and (iv) the expansion of our European subsidiary. These and other initiatives have enabled the company to expand its asset base and penetrate markets where the company can offer customers custom-tailored financing and services at attractive risk-adjusted returns.

In December 2006, the Compensation Committee engaged Pearl Meyer & Partners, independent executive compensation consultants, to perform analysis and assist us with respect to the Chairman and Chief Executive Officer’s compensation and, specifically, a proposed equity compensation award for Mr. Sugarman. The consultants analyzed the company’s performance relative to a peer group of 17 companies. The consultants also reviewed Mr. Sugarman’s 2006 compensation, including the proposed equity award, relative to the three-year performance and 2005 chief executive officer compensation of the same peer group. Based in part on the analysis by the consultants, on January 19, 2007, the Compensation Committee approved an equity incentive award for the Chairman and Chief Executive Officer in the form of 104,015 restricted stock units, vesting in equal installments over three years. Dividend equivalents will be paid on this award from the date of grant, as and when dividends are paid on our common stock. In determining that Mr. Sugarman should receive this equity incentive award, the Committee considered many factors, including the performance factors described above, and also took into account the one-time award of common stock having a value of $10.0 million made to Mr. Sugarman in 2004 pursuant to his employment agreement.

Compensation of Other Named Executive Officers for 2006

The specific compensation decisions made for each of our other named executives for 2006 reflect the strong performance of the company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2006 Annual Report on Form 10-K filed with the SEC.

In determining the 2006 compensation of Ms. Rice and Messrs. Nydick, Abrams and O’Connor, we evaluated their contributions to the company’s overall achievements. We also evaluated the performance of the group or initiatives that each individual leads under the direction of Mr. Sugarman. The 2006 base salary of Mr. Nydick is determined under his employment agreement, described at page 26, and did not change in 2006. The 2006 base salaries of Ms. Rice and Messrs. O’Connor and Abrams were increased from 2005 by $125,000 (55.6%) each in the case of Ms. Rice and Mr. O’Connor and $90,000 (42.9%) in the case of Mr. Abrams. The base salaries for these named executive officers had not been changed since 2002 and were increased in 2006 due to the significant contributions made by these individuals to the strong performance of the company and to make the salaries more competitive with the compensation practices of other companies in the markets where we compete for executive talent.

Mr. Nydick’s 2006 annual cash bonus increased by $1.6 million (246.2%) over 2005. Mr. Nydick’s bonus was approved based upon consideration of significant growth in his performance as one of our key leaders, his contributions to the company’s strong overall performance and in particular the outstanding results of the important strategic initiatives that Mr. Nydick leads under the direction of Mr. Sugarman, including the TimberStar venture, which led and closed the $1.13 billion acquisition of 900,000 acres of timberland from International Paper in conjunction with three third-party equity investors, the AutoStar business, which surpassed the $1 billion threshold in commitments, and our European subsidiary, which closed nearly $500 million in commitments in 16 transactions in 2006. In addition, the Compensation Committee took into account the fact that a prior incentive compensation arrangement under Mr. Nydick’s employment agreement was never formally implemented (see discussion at page 26).

The 2006 annual cash bonuses increased by $475,000 (46.3%) for Ms. Rice, $475,000 (61.3%) for Mr. O’Connor and $250,000 (16.7%) for Mr. Abrams. The bonuses for these executive officers were approved based upon consideration of each individual’s contributions to the company’s strong overall performance and in particular the performance of the group or initiatives that each leads under the direction of Mr. Sugarman.

In addition, the Compensation Committee approved equity incentive awards for each of these named executive officers in the form of 46,807 restricted stock units for Mr. Nydick, 31,204 restricted stock units for Ms. Rice, 26,004 restricted stock units for Mr. O’Connor and 36,405 restricted stock units for Mr. Abrams. These awards, which were made in January 2007, will vest in annual installments over three years. Dividend equivalents will be paid on these awards from the date of grant, as and when dividends are paid on our common stock.

2007 Compensation

As described under “Compensation Discussion and Analysis—CEO Compensation” and on page 26, the employment agreements with Mr. Sugarman, our Chief Executive Officer, and Mr. Nydick, our President, contain provisions for the compensation of these executives. In 2007, we expect to cancel these agreements by mutual agreement with these executives and their employment will continue. As a result, all of our named executive officers will serve at the will of the Board. The company will be able to terminate their employment with discretion as to the terms of any severance arrangement. We believe this policy is consistent with the company’s performance-based employment and compensation philosophy.

Our focus on performance-based compensation has also led the company’s Board to approve and to recommend that the company’s shareholders approve the iStar Financial Inc. 2007 Incentive Compensation Plan, as described under Proposal 2 in this proxy statement. The purpose of this Plan is to enable us to establish performance goals for named executive officers and other key employees and to determine bonuses that will be awarded to those officers and other key employees based on the extent to which they achieve those performance goals. We anticipate that bonuses awarded under this Plan will be a combination of annual incentives, in the form of cash bonuses, and long-term incentives, in the form of stock or other equity-based grants issued pursuant to our 2006 Long-Term Incentive Plan.

We intend for this Plan to be our primary incentive compensation program for 2007 and the foreseeable future for our named executive officers and other employees, although we may make exceptions for new hires from time to time. Equity-based awards made under the Plan will be limited to the number of shares of our common stock available for award under our 2006 Long-Term Incentive Plan. Equity based awards will vest over a number of years to be determined by us. We intend to use the vesting provisions to help retain our executives by subjecting to forfeiture significant elements of compensation that they have accrued over their careers at the company if they leave the company prior to retirement.

We will no longer make awards under our High Performance Unit program. We have concluded that the HPU program does not provide the most appropriate means to provide long-term incentive compensation for our senior executives and other key employees, especially when compared to the 2007 Incentive Compensation Plan. Due to the narrow scope of the performance metric established under the High Performance Unit program, which is based solely on total return to shareholders over a fixed period of time, as well as changes in the assumptions for the liquidity, non-voting and forfeiture discounts that must be used to value High Performance Units, we have concluded that the HPU program no longer provides appropriate flexibility as a performance-based compensation plan.

Compensation Committee Report

In connection with our oversight of the company’s compensation programs, we, the members of the Compensation Committee listed below, have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Robin Josephs (Chairperson)
John G. McDonald
Jeffrey A. Weber

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Summary Compensation Table

The following table sets forth the compensation information for Jay Sugarman, our Chief Executive Officer, Catherine D. Rice, our Chief Financial Officer and our three other most highly-compensated executive officers during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Jay Sugarman	2006	1,000,000	5,000,000	464,799	—	—	—	136,014	6,600,813
Chairman and Chief Executive Officer(4)
Catherine D. Rice	2006	350,000	1,500,000	387,388	—	—	—	115,141	2,352,529
Chief Financial Officer
Jay S. Nydick	2006	350,000	2,250,000	439,459	—	—	—	136,014	3,175,473
President
Daniel S. Abrams	2006	300,000	1,750,000	471,048	—	—	—	137,400	2,658,448
Executive Vice President
Timothy J. O’Connor	2006	350,000	1,250,000	314,032	—	—	—	94,392	2,008,424
Executive Vice President and Chief Operating Officer

(1)           Amounts included in the “Bonus” column represent cash incentive bonuses paid for services during the year noted and are paid in January of the succeeding year.

(2)           Amounts included in the “Stock Awards” columns is the compensation expense related to the restricted stock units recorded in the company’s consolidated financial statements for 2006 pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123(R). Amounts shown do not reflect compensation actually received by the named executive officer. These compensation costs relate to restricted stock units awarded to the named executives in 2006 for services during 2005 and are calculated by ratably allocating fair value of the awards over the required service or vesting period, which is generally three years. The fair value of restricted stock units is calculated by multiplying the number of units by the closing price of our common stock on the date of the award. For all named executive officers, the FAS 123(R) expense noted above represents approximately one-third of the total fair value of their 2006 granted restricted stock units. None of the named executive officers had restricted stock units or other stock awards from previous years that required expense to be recorded in accordance with FAS 123(R) during 2006.

(3)           For all named executive officers, “All Other Compensation” includes dividend equivalents paid on restricted stock units ($126,505 for Mr. Sugarman, $105,419 for Ms. Rice, $126,505 for Mr. Nydick, $126,505 for Mr. Abrams and $84,337 for Mr. O’Connor), the company’s matching contributions to the named officer’s account in our Savings and Retirement Plan, or 401(k) Plan, and additional compensation attributable to certain life insurance and disability insurance premiums. The dividend equivalents were paid to the named executive officers in the same amount and at the same time as dividends were paid on equivalent amounts of our common stock.

(4)           Pursuant to an employment agreement effective as of March 31, 2004, Mr. Sugarman receives an annual salary of $1.0 million and an annual cash incentive award, which for 2006 was $5.0 million based on his performance. Please refer to the Compensation Discussion and Analysis for further discussion of Mr. Sugarman’s compensation and employment agreement.

Grants of Plan-Based Awards

The following table includes information regarding all plan-based awards granted to the named executive officers during 2006. The amount of these awards that were expensed is shown in the Summary Compensation Table on the previous pages. The unvested portion of the stock awards identified in the table below is also reported in the Outstanding Equity Awards Table on page 25. All plan-based awards granted in 2006 were in the form of restricted stock units vesting ratably over three years. We have not granted any stock options since 2003.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Stock or Units (#)(1)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards ($) (2)

Jay Sugarman	3/2/2006	—	—	—	—	—	—	41,073	—	—	1,583,364
Catherine D. Rice	3/2/2006	—	—	—	—	—	—	34,228	—	—	1,319,489
Jay S. Nydick	3/24/2006	—	—	—	—	—	—	41,073	—	—	1,579,257
Daniel S. Abrams	1/25/2006	—	—	—	—	—	—	41,073	—	—	1,479,449
Timothy J. O’Connor	1/25/2006	—	—	—	—	—	—	27,382	—	—	986,300

(1)             Represents restricted stock units awarded to the named executives in 2006 for services rendered during 2005. These restricted stock units represent the right to receive an equivalent number of shares of our common stock if and when the units have vested. The units will vest in annual installments over three years. Vesting is based on continued employment. Units that are not vested may not be sold, transferred or pledged except by will, the laws of descent or to or for the benefit of the named executive officer’s family. If the named executive officer voluntarily terminates employment with iStar Financial Inc., or iStar Financial Inc. terminates the named executive officer’s employment for cause (as defined in the award), any unvested portion of the units will be forfeited automatically as of the date of termination. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

(2)             The value of these awards is based on the fair value as of the grant date of such award, determined pursuant to FAS 123(R), which is calculated by multiplying the number of units by the closing price of our common stock on the date of the award.

(3)             The company’s HPU Program and Senior Executive HPU Program are performance-based employee compensation plans that have significant value to the participants only if the company provides superior returns to its shareholders. The programs are more fully described elsewhere in this proxy statement and in Note 12 to our consolidated financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. The 2008 plans were established in 2006 with a three-year valuation period ending December 31, 2008. In 2006, Ms. Rice purchased a 7% interest, Mr. Abrams purchased a 6% interest, and Mr. O’Connor purchased a 7% interest in the 2008 HPU plan. In 2006, Mr. Sugarman purchased a 70% interest and Mr. Nydick purchased a 30% interest in the 2008 Senior Executive HPU plan. The purchases were made at fair market value established by the Board’s Compensation Committee based, among other things, upon an independent valuation analysis prepared by a major investment banking firm. The aggregate purchase prices paid for all interests in the 2008 HPU plan and 2008 Senior Executive HPU plan were $0.7 million and $0.5 million, respectively.

During the year ended December 31, 2006, the company recorded a charge of $4.5 million to “General and administrative” on the company’s Consolidated Statements of Operations relating to stock-based compensation in connection with the company’s HPU equity compensation programs. The non-cash compensation charge of approximately $4.5 million is the result of a correction due to a change in the assumptions for the liquidity, non-voting and forfeiture discounts used to value the 2002 through 2008 HPU plans. The employee participants in the HPU plans purchased their interests in the plans based on the fair values originally determined at the applicable dates of grant of the original plans. The portion of the charge relating to the years ended December 31, 2002 through 2005 was determined pursuant to the requirements of SFAS No. 123 which was in effect for those years, and the portion relating to the first two quarters of the year ended December 31, 2006 was determined pursuant to SFAS No. 123R which became effective January 1, 2006. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for further discussion of this charge and the assumptions used in determining fair value pursuant to FAS 123R.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2006 including stock option awards and unvested restricted stock units. We have not granted any stock options since 2003.

Outstanding Equity Awards at Fiscal 2006 Year-End

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay Sugarman	338,111	—	—	$14.72	5/15/2009	—	—	—	—
	333,333	—	—	$16.88	1/3/2010	—	—	—	—
	—	—	—	—	—	41,073	1,583,364	—	—
Catherine D. Rice	—	—	—	—	—	34,228	1,319,489	—	—
Jay S. Nydick	—	—	—	—	—	41,073	1,579,257	—	—
Daniel S. Abrams	—	—	—	—	—	41,073	1,479,449	—	—
Timothy J. O’Connor	—	—	—	—	—	27,382	986,300	—	—

(1)             Restricted stock units awarded to the named executive officer vests in equal annual installments over three years. On January 3, 2007, one-third of each of the listed award units vested for the named executive officer. The remaining two-thirds will vest one-third on January 3, 2008 and one-third on January 3, 2009.

(2)             The value of these awards is based on the fair value as of the grant date of such award, determined pursuant to FAS 123(R), which is calculated by multiplying the number of units by the closing price of our common stock on the date of the award.

(3)             The company’s HPU Program and Senior Executive HPU Program are performance-based employee compensation plans that have significant value to the participants only if the company provides superior returns to its shareholders. The programs are more fully described elsewhere in this proxy statement and in Note 12 to our consolidated financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. As of December 31, 2006, there are two plans under each of the HPU Program and Senior Executive HPU Program, the 2007 and 2008 plans, for which the valuation dates have not yet occurred. If at the end of the three-year valuation periods ending on December 31, 2007 and December 31, 2008, the total rate of shareholder return on the company’s common stock exceeds certain performance thresholds, the HPU participants and Senior Executive HPU participants will receive cash distributions in the nature of dividends payable on a calculated equivalent amount of our common stock, as defined by the plan, after the respective valuation dates. However, if the total rate of shareholder return for the relevant valuation period does not exceed these performance thresholds, then the HPU interests only have a nominal value. As of December 31, 2006, Ms. Rice has purchased interests in the 2007 HPU plan and 2008 HPU plan of 12.5% and 7%, respectively. Mr. Abrams has purchased interests in the 2007 HPU plan and 2008 HPU plan of 4% and 6%, respectively. Mr. O’Connor did not purchase interests in the 2007 HPU plan and purchased interests in the 2008 HPU plan of 7%. As of December 31, 2006, Mr. Sugarman has purchased interests of 75% and 70% under the 2007 and 2008 Senior Executive HPU plans, respectively. Mr. Nydick has purchased interests of 25% and 30% under the 2007 and 2008 Senior Executive HPU plans, respectively.

Option Exercises and Stock Vested in 2006

During the year ended December 31, 2006, there were no stock option exercises or vesting of restricted stock units or any other stock awards for any of the named executive officers.

Pension Benefits; Deferred Compensation

We do not maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or similar plans for which information is required to be reported in a pension benefits table. Similarly, we do not maintain any non-qualified deferred compensation plans for which information is required to be reported.

Employment Agreements with Named Executive Officers

As discussed under “Compensation Discussion and Analysis,” in 2007 we expect that the employment agreements with Mr. Sugarman, our Chief Executive Officer, and Mr. Nydick, our President, will be canceled by mutual agreement, and the employment of these executives will continue on an at will basis. Because the agreements were in place at December 31, 2006, we have described them below for informational purposes.

Chief Executive Officer.   In addition to the compensation provisions described under “Compensation Discussion and Analysis—CEO Compensation,” our employment agreement with Mr. Sugarman provides that if Mr. Sugarman’s employment is terminated without cause or if he resigns for good reason within 90 days after the first anniversary of a change of control, we will pay him a lump sum of $2.0 million. If Mr. Sugarman resigns for good reason other than following a change of control, we are obligated to pay him a lump sum of $5.0 million.

We have also agreed to pay Mr. Sugarman amounts necessary to cover the excise tax obligations, if any, resulting from a change of control. In addition, during the term of Mr. Sugarman’s agreement, we have agreed to nominate him to serve as our Chairman of the Board and Chief Executive Officer.

Mr.  Sugarman has agreed that, during the term of his employment and for 12 months (or 24 months under certain circumstances) thereafter, he will not engage in a business that directly and materially competes with us at the date of termination and he will not solicit any of our borrowers, lenders or employees.

President.   In November 2004, Jay S. Nydick, President of the company, entered into a three-year employment agreement with the company. Under this agreement, Mr. Nydick receives a base salary of $350,000 per year and is eligible to receive an annual cash incentive award, based upon his performance. His annual bonus target is $650,000, subject to annual review and adjustment. The agreement provides that Mr. Nydick will be eligible to participate in certain of the company’s strategic business initiatives upon the achievement of specified performance thresholds. The agreement also provides that if Mr. Nydick’s employment is terminated without cause or if he resigns for good reason, he will be entitled to receive a one-time payment equal to one year’s base salary. If Mr. Nydick resigns without good reason or if his employment is terminated by us for cause, he has agreed that for 12 months thereafter he will not engage in any business that directly and materially competes with us as of the date of termination and he will not solicit any of our borrowers, lenders or employees.

In connection with the expected cancellation of Mr. Nydick’s employment agreement, we expect to make a one-time award to Mr. Nydick of 31,787 shares of our common stock, subject to approval of our Compensation Committee and execution of definitive documentation.

Severance, Change-in-Control or Similar Arrangements

Other than the provisions of Mr. Sugarman’s and Mr. Nydick’s employment agreements, described above, which we expect to cancel in 2007 we do not maintain any severance, change-in-control or similar programs or arrangements that provide for payments to the named executive officers following termination of employment or a change of control of the company, except as described herein.

Under the High Performance Unit, or HPU, program, upon a change of control (as defined in the HPU plan documents) the HPU participants will be entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by the equivalent number of shares represented by their outstanding HPU interests. Also, the valuation dates of any HPU plans will be accelerated to the date of the change of control and the fixed performance threshold of 30% over the normal three-year valuation period is prorated to such date. If a change-in-control transaction had occurred on December 29, 2006, with respect to their interests held in the HPU plans, Ms. Rice and Messrs. O’Connor and Abrams would have been entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by 119,752 shares in the case of Ms. Rice, 393,247 shares in the case of Mr. O’Connor and 200,188 shares in the case of Mr. Abrams. If a change-in-control transaction had occurred on December 29, 2006, Ms. Rice and Messrs. O’Connor and Abrams would have received consideration in the transaction in respect of their HPU interests having equity value of $5,726,540, $18,805,072 and $9,572,990, respectively, based upon the $47.82 per share NYSE closing price of our common stock as of that date and assuming the consideration received is equal to such closing price on such date. No consideration is payable in a change-in-control transaction with respect to HPU interests that have been redeemed.

Under the standard terms of our restricted stock unit awards, in the event an employee’s employment is terminated by us without cause, the unvested portion of the employee’s restricted stock units will be accelerated. If employment of our named executive officers had been terminated on December 29, 2006, the named executive officers would have received accelerated vesting of unvested units in the amounts, and having the equity values, set forth below:

Name	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested(1)
Jay Sugarman	41,073	$1,964,111
Catherine Rice	34,228	$1,636,783
Jay Nydick	41,073	$1,964,111
Daniel Abrams	41,073	$1,964,111
Timothy O’Connor	27,382	$1,309,407

(1)          Based on the $47.82 per share NYSE closing price of our common stock as of
December 29, 2006.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Josephs (Chairperson), John G. McDonald and Jeffrey A. Weber. No member of the Compensation Committee is or was formerly an officer or an employee of the company. No executive officer of the company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the company’s Board, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were met.

DIRECTOR COMPENSATION

The company pays non-employee directors an annual retainer of $50,000, paid in quarterly installments of $12,500. No additional retainer payments are made to the chairpersons of Board committees or to our Lead Director. Non-employee directors also receive $2,000 for attendance at Board meetings. The Audit Committee chairperson receives $2,750 for attendance at Audit Committee meetings and other Audit Committee members receive $2,000 per Audit Committee meeting. Other committee chairpersons receive $2,250 for attendance at committee meetings and other committee members receive $1,500 per committee meeting. Each non-employee director also receives an annual grant of 2,500 Common Stock Equivalents, or CSEs, at the time of the annual shareholders meeting. The CSEs generally vest at the time of the next subsequent annual shareholders meeting, although vesting is accelerated in limited circumstances. An amount equal to the dividends paid on 2,500 shares of the company’s common stock is paid on the CSEs from the date of grant, as and when dividends are paid on the common stock. Under the Non-Employee Directors’ Deferral Plan approved by shareholders in 2004, directors have the opportunity to defer the receipt of some or all of their compensation in accordance with the provisions of the plan.

The table below summarizes the compensation information for the company’s non-employee directors for the fiscal year ended December 31, 2006. Jay Sugarman, the company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the company and receives no compensation for his services as a director. Compensation for Mr. Sugarman is shown in the Summary Compensation Table on page 23.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3,4)	Total ($)
Willis Andersen, Jr.	$103,500	$108,244	—	—	—	$31,920	$243,664
Glenn R. August	$78,000	$108,244	—	—	—	$13,475	$199,719
Robert W. Holman, Jr.	$116,500	$108,244	—	—	—	$28,875	$253,619
Robin Josephs	$112,750	$108,244	—	—	—	$28,875	$249,869
John G. McDonald	$93,750	$108,244	—	—	—	$32,739	$234,733
George R. Puskar	$115,000	$108,244	—	—	—	$28,875	$252,119
Jeffrey A. Weber	$90,500	$108,244	—	—	—	$28,875	$227,619

(1)             Amounts included in the “Stock Awards” column reflect the compensation expense recorded in the company’s consolidated financial statements for 2006 pursuant to FAS 123(R) related to CSE awards made to the directors under the Non-Employee Directors' Deferral Plan. Amounts shown do not reflect compensation actually received by the directors.  These compensation costs relate to CSEs awarded to the named directors in 2005 and 2006 and are calculated by ratably allocating the fair value of the awards over the required service or vesting period, which is generally one year from the date of grant.  As of December 31, 2006, each director held the following aggregate number of CSEs, including additional CSEs credited as a result of reinvestment of dividend equivalents: Willis Andersen, Jr.—11,464.548 CSEs; Glenn R. August—5,000 CSEs; Robert W. Holman, Jr.—10,000 CSEs; Robin Josephs—10,000 CSEs; John G. McDonald—11,742.026 CSEs; George R. Puskar—10,000 CSEs; and Jeffrey A. Weber—10,000 CSEs.

(2)             The company recorded no compensation expense in the 2006 consolidated financial statements pursuant to FAS 123(R) related to stock option awards made to the directors. No option awards were granted to directors in 2006. As of December 31, 2006, each director held the following aggregate number of options outstanding: Willis Andersen, Jr.—10,000 options; Glenn R. August—no options; Robert W. Holman, Jr.—30,000 options; Robin Josephs—19,994 options; John G. McDonald—30,000 options; George R. Puskar—no options; and Jeffrey A. Weber—no options.

(3)             For all directors, “All Other Compensation” includes dividend equivalents paid on CSEs.  The dividend equivalents were paid to the directors in the same amount and at the same time as dividends were paid on equivalent amounts of our common stock.  In accordance with the Non-Employee Directors' Deferral Plan, certain directors have elected to have additional CSEs credited to their accounts in lieu of receiving dividend equivalents on their CSEs, based on the fair market value of our common stock on the dividend payment dates.

(4)             Our directors are eligible to participate in our broad-based matching gifts program under which the company will donate funds equal to contributions made by directors or employees to a qualified nonprofit organization, up to a maximum annual matching contribution per individual of $5,000 for directors and senior officers, $2,500 for other officers and $1,500 for other employees. In 2006, we made matching gifts in the amount of $5,000 each to charitable organizations designated by Ms. Josephs and Messrs. Holman, Puskar and Weber.

INDEMNIFICATION

The company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Amended and Restated Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Amended and Restated Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources; or (2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934. In addition, we have obtained directors and officers liability insurance, which covers our directors and executive officers.

ACCOUNTING FEES AND SERVICES

Fees paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the last two fiscal years were as follows:

Audit Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2006 and December 31, 2005 for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audits of the company’s consolidated financial statements and of its internal control over financial reporting and its limited reviews of the unaudited consolidated interim financial statements of the company, were approximately $1,459,750 and $1,309,080, respectively. In each of these years, these services included the issuance of consents and comfort letters for filings initiated by the company (e.g., a shelf registration and related debt and equity offerings), the issuance of mortgage servicing compliance reports and audits of wholly-owned consolidated secured financing subsidiaries.

Audit-Related Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2006 and December 31, 2005 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the company’s financial statements and are not disclosed under “Audit Fees” above, were approximately $163,500 and $30,000, respectively. These audit-related fees include fees related to the company’s employee benefit plan audit and consultations concerning financial accounting and reporting standards.

Tax Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2006 and December 31, 2005 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $1,064,789 and $849,588, respectively. These services included income tax compliance and related tax services.

All Other Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2006 and December 31, 2005 for all other professional services rendered by PricewaterhouseCoopers LLP (including due diligence and market analysis related to acquisitions and software licensing fees) were approximately $15,101 and $48,871, respectively.

Our Audit Committee is responsible for retaining and terminating our independent auditors (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent auditors. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors and for presenting its conclusions with respect to the independent auditors to the full Board.

Our Audit Committee must pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by the de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2006, the Audit Committee pre-approved all services provided by PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information available to us as of April 2, 2007 with respect to any common stock owned by our continuing directors, nominees for director and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock. This table includes options that are currently exercisable or exercisable within 60 days of the date of this proxy statement and CSEs awarded to non-employee directors under the iStar Financial Inc. Non-Employee Directors Deferral Plan. There are no other directors, nominees for director or executive officers who beneficially own common stock.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned		% of Basic Common Stock Outstanding(2)
Glenn R. August(3)	587,155	(4)	*
Robert W. Holman, Jr.(3)	395,032	(5)	*
Robin Josephs(3)	49,344	(6)	*
Carter McClelland(3)	0		*
John G. McDonald(3)	66,742	(7)	*
Jay S. Nydick(3)	82,579	(8)	*
George R. Puskar(3)	46,300	(9)	*
Catherine D. Rice(3)	235,642	(10)	*
Jay Sugarman(3)	3,380,267	(11)	2.64%
Jeffrey A. Weber(3)	10,000	(12)	*
Capital Research and Management Company	17,034,900	(13)	13.30%
Neuberger Berman Inc.	7,747,775	(14)	6.05%
All executive officers, directors and nominees for director as a group (10 persons)	4,853,061	(15)	3.79%

*                    Less than 1%.

       (1) Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

       (2) As of April 2, 2007, 128,127,713 shares of common stock were outstanding.

       (3) iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

       (4) Includes 512,739 shares of common stock owned directly by Mr. August and 69,416 shares owned indirectly through a family trust, which were acquired by Mr. August and the family trust as part of the transaction consideration when we acquired a 47.5% interest in Oak Hill Advisors, L.P. and related entities. Also includes 5,000 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

       (5) Includes 242,186 shares of common stock owned indirectly by Mr. Holman through a partnership, 112,846 shares owned indirectly through a family trust, 30,000 shares subject to options that are currently exercisable or exercisable within 60 days and 10,000 CSEs held under the iStar Financial Inc.

Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days. Of these shares, 355,032 shares of common stock are pledged by Mr. Holman as security.

       (6) Includes 14,190 shares of common stock owned directly by Ms. Josephs, 60 shares owned indirectly by her spouse, 5,100 shares owned indirectly through a family trust, 19,994 shares subject to options that are currently exercisable or exercisable within 60 days and 10,000 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

       (7) Includes 11,550 shares of common stock owned indirectly by Mr. McDonald through an Individual Retirement Account, 13,450 shares owned indirectly through a family trust, 30,000 shares subject to options that are currently exercisable or exercisable within 60 days and 11,742 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

       (8) Includes 8,390 shares of common stock owned directly by Mr. Nydick, 27,382 restricted stock units awarded to Mr. Nydick in March 2006 and 46,807 restricted stock units awarded to Mr. Nydick in January 2007, which vest over three years and represent the right to receive shares of common stock if and when the units vest.

       (9) Includes 1,500 shares of common stock owned directly by Mr. Puskar, 18,500 shares owned directly by his spouse, 16,300 shares owned indirectly through an Individual Retirement Account, and 10,000 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(10) Includes 181,618 shares of common stock owned directly by Ms. Rice and 22,820 restricted stock units awarded to Ms. Rice in March 2006 and 31,204 restricted stock units awarded to Ms. Rice in January 2007, which vest over three years and represent the right to receive shares of common stock if and when the units vest.

(11) Includes 1,909,430 shares of common stock owned directly by Mr. Sugarman, 667,996 shares owned indirectly through family trusts, 671,444 shares subject to options that are currently exercisable or exercisable within 60 days, 27,382 restricted stock units awarded to Mr. Sugarman in March 2006 and 104,015 restricted stock units awarded to Mr. Sugarman in January 2007, which vest over three years and represent the right to receive shares of common stock if and when the units vest.

(12) Includes 10,000 CSEs held by Mr. Weber under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(13) This information, as of December 29, 2006, was obtained from a Schedule 13G filed with the SEC. This shareholder’s address is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071-1449. Mr. McDonald, one of our directors, is a director of eight mutual funds managed by Capital Research and Management Company but does not have any responsibility for investment decisions of those eight mutual funds.

(14) This information, as of December 31, 2006, was obtained from a Schedule 13G filed with the SEC. This shareholder’s address is 605 Third Avenue, New York, NY 10158.

(15) Of these shares, a total of 355,032 shares of common stock are pledged as security.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since 2002, we have authorized a total of 35,000 shares of high performance common stock under the HPU Program in seven plans for the years 2002 through 2008. As described more fully elsewhere in this proxy statement, our senior officers and other key employees are participants in the HPU Program and have paid aggregate initial purchase prices for interests in these HPU plans of approximately $2,800,000 for the 2002 HPU plan; approximately $1,800,000 for the 2003 HPU plan; approximately $1,400,000 for the 2004 HPU plan; approximately $600,000 for the 2005 HPU plan; approximately $700,000 for the 2006 HPU plan; approximately $600,000 for the 2007 HPU plan; and approximately $800,000 for the 2008 HPU plan.

We have also authorized a total of 20,000 additional shares of high performance common stock under the iStar Financial Inc. Senior Executive HPU Program in four plans for the years 2005 through 2008. Two executives, Jay Sugarman, our Chairman and Chief Executive Officer, and Jay Nydick, our President, currently participate in this program, as described more fully elsewhere in this proxy statement. The aggregate initial purchase prices paid for interests in these HPU plans were approximately $300,000 for the 2005 Senior Executive HPU plan; approximately $400,000 for the 2006 Senior Executive HPU plan; approximately $400,000 for the 2007 Senior Executive HPU plan; and approximately $500,000 for the 2008 Senior Executive HPU plan.

In 2005 we acquired a 47.5% interest in Oak Hill Advisors, L.P. and related entities for an aggregate purchase price of approximately $200 million, consisting of $151 million in cash and $49 million in shares of our common stock (1,164,310 shares). In connection with that acquisition, we appointed Glenn R. August, the president and senior partner of Oak Hill Advisors, L.P., to our board of directors. Mr. August, entities controlled by him and trusts for the benefit of Mr. August and his family received approximately half of the transaction consideration. We also hold 48.1% investments in OHSF GP Partners II LLC and OHSF GP Partners, LLC, a 47.5% investment in Oak Hill Credit Alpha MGP, LLC and a 45.5% investment in Oak Hill Credit Opportunities MGP, LLC, all of which entities are related to Oak Hill Advisors, L.P. and Mr. August. The aggregate carrying value of our investments in the Oak Hill ventures was $201.7 million at December 31, 2006. We have also invested an aggregate of $11.4 million in five funds managed by Oak Hill Advisors, L.P., which investments have a carrying value of $11.0 million as of December 31, 2006.

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all transactions between our company and a related party must be approved or ratified by at least a majority of the members of our board who are not interested in the transaction. A related party includes any director or executive officer or his or her immediate family members, or stockholders owning more than 5% of any class of our outstanding stock and their immediate family members.

In determining whether to approve or ratify a related party transaction, the Board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning the related party transaction to our Board.

If a related party transaction will be ongoing, our Board may establish guidelines for our management to follow in its ongoing dealings with the related party. The Board may delegate to our Nominating and Governance Committee the authority to review and assess, on at least an annual basis, any such ongoing relationships with the related party to see that they are in compliance with the Board’s guidelines.

All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

OTHER MATTERS

When Are Shareholder Proposals Due for the 2008 Annual Meeting?

Shareholder proposals intended to be presented at the annual meeting to be held in 2008 must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than January 1, 2008, for inclusion in the 2008 proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, Attn: Investor Relations. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact us as specified above.

Are there any other matters coming before the 2007 Annual Meeting?

Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

The company urges you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

Availability of Annual Report on Form 10-K

Our 2006 Annual Report to Stockholders, including our audited financial statements as of and for the year ended December 31, 2006 is being mailed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, without exhibits, may be obtained, without charge, by writing to us at iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036, Attention: Investor Relations, or by visiting our website at www.istarfinancial.com.

By Order of the Board of Directors

Geoffrey M. Dugan
Secretary
New York, NY
April 27, 2007

EXHIBIT A

iSTAR FINANCIAL INC.

2007 INCENTIVE COMPENSATION PLAN

1.             Purpose of the Plan

The purpose of the Plan is to enable the Committee to establish performance goals for selected officers and other key employees of the Company and its subsidiaries, to determine bonuses which will be awarded to selected officers and other key employees on the basis of performance goals established for them and to ensure that bonus payments are in accordance with the arrangements established by the Committee.

2.             Definitions

As used in this Plan, the following definitions apply:

(a)  “Adjusted Earnings” means, in respect of any fiscal year or other period for which a Bonus is being determined, net income computed in accordance with GAAP, as adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations for such period, as such definition may be modified to the extent provided on Attachment 1 and as reported by the Company in its reports filed pursuant to the Securities Exchange Act of 1934, as amended.

(b) “Board” means the Board of Directors of the Company.

(c)  “Bonus” means the bonus to which an Employee is entitled under a bonus arrangement established by the Committee under the Plan.

(d) “Bonus Formula” means the formula for calculating a Bonus on the basis of a performance goal established under the Plan or otherwise.

(e)  “Code” means the Internal Revenue Code of 1986, as amended.

(f)  “Committee” means the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board consisting solely of at least two Outside Directors; provided that, with respect to any Bonus for which an exception from the limitations of Section 162(m) is not being sought, the term “Committee” hereunder shall be any other committee to which the Board may in its discretion delegate authority hereunder.

(g)  “Company” means iStar Financial Inc., a Maryland corporation.

(h) “Employee” means an officer or other employee of the Company whose position and responsibilities, in the judgment of the Committee, enable the employee to have a significant impact on the operating results of the Company.

(i)  “Individual Target Award” means the target performance award for any fiscal year, or such other performance period, specified by the Committee as provided in Section 4 hereof.

(j)   “Long-Term Incentive Plan” means the iStar Financial, Inc. 2006 Long-Term Incentive Plan.

(k) “Outside Director” means a director of the Company who qualifies as an independent director for the purposes of Section 162(m) of the Code.

(l)  “Plan” means this iStar Financial Inc. 2007 Incentive Compensation Plan.

3.             Authority to Establish Performance Goals and Bonuses

(a)  The Committee will have the authority to establish for any Employee who is an officer, or who the Committee determines to be a key employee of the Company or any subsidiary, a performance goal and a

Bonus Formula related to that performance goal, for any fiscal year of the Company, or for a period which is shorter or longer than a single fiscal year. A Bonus Formula may be based upon the extent of achievement of specified levels of one or more of the business criteria specified on Attachment 1 hereto. The Bonus Formula for an Employee shall be established in writing by the Committee (i) before the commencement of the period of service to which the Bonus Formula relates, or (ii) not later than 90 days after the commencement of the period of service to which the Bonus Formula relates (provided that the outcome is substantially uncertain at the time the Committee actually establishes the Bonus Formula, and provided, further, that the Bonus Formula is not established after 25% or more of the period of service (as determined in good faith at the time the Bonus Formula is established) has elapsed). Notwithstanding the foregoing, in the case of any Bonus for which an exception from the limitations of Section 162(m) is not being sought, the Committee may grant such Bonus on bases other than as contemplated above; it being understood that the Committee can grant two Bonuses to any one Employee (i.e., a Bonus for which such an exception is sought, and a separate Bonus for which such an exception is not sought).

(b) The Committee may determine the Bonus Formula which will determine the Bonus an Employee will receive with regard to a fiscal year or other period. However, no Employee may be awarded a Bonus for any fiscal year in excess of 5% of Adjusted Earnings. Notwithstanding any other provision hereof, the Committee may, at any time before it issues a certification in respect of an Employee’s Bonus as contemplated by Section 5, in its discretion, eliminate or reduce the amount payable as a Bonus to that particular Employee (and the reduced amount (or zero dollars, in the case of an elimination) shall thereupon be the amount of the Employee’s Bonus under the Plan for the fiscal year).

(c)  When the Committee establishes a performance goal and Bonus Formula for an Employee, the Committee may provide (i) that the resulting Bonus will be paid in a single lump sum or that the resulting Bonus will be paid over a period of years, with or without interest on deferred payments, and (ii) if a Bonus is to be paid over a period of years, whether the right to the unpaid portion of the Bonus will be forfeited if the Employee ceases to be employed by the Company before the bonus is paid in full.

(d) The Committee may delegate to such other person or persons (including, without limitation, the Chief Executive Officer of the Company) as the Committee shall determine in its sole discretion, all or part of the Committee’s authority and duties with respect to Bonuses where an exception from the limitations of Section 162(m) of the Code is not sought. Any such delegation by the Committee may, in the sole discretion of the Committee, include a limitation as to the amount of Bonuses that may be made under the delegation. The Committee may revoke, or amend the terms of, a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the delegation when they were taken.

(e)  The Committee may determine that Bonuses shall be paid in cash or stock (or other forms of equity-based grants), or a combination of cash and stock (or other equity-based grants). The Committee may provide that any such stock or grants be made under the Long-Term Incentive Plan or any other equity-based plan or program of the Company and, notwithstanding any provision of the Plan to the contrary, in the case of any such grant, the grant shall be governed in all respects by the Long-Term Incentive Plan or such other plan or program of the Company.

(f)  The Committee, in its discretion, may provide for (taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate) a program on such terms as it determines are appropriate under which the payment of Bonuses may be deferred at the election of the Employee.

4.             Individual Target Awards

For each Employee for each Plan year, the Committee may specify a targeted performance award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an Employee for a Plan year shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant Employee) be set for any subsequent Plan year.

5.             Review of Payment of Bonuses

Promptly after the end of each fiscal year of the Company, the management of the Company will present to the Committee a list showing with regard to each Employee who has become entitled to a Bonus with regard to that fiscal year (i) the Employee’s performance goal or Bonus Formula with regard to that fiscal year, (ii) the extent to which the performance goal was achieved or exceeded, or other applicable information relating to the performance goal or otherwise applicable to the Employee’s Bonus Formula, and (iii) subject to Section 3(b), the Bonus to which the Employee is entitled with regard to the fiscal year. No Bonus may be paid to an Employee with regard to a fiscal year until the Committee certifies that the Bonus with regard to that Employee shown on the list (or on an amended list) is correct based upon the performance goal and the Bonus Formula established for the Employee with regard to the fiscal year.

6.             Administration of the Plan

(a)  The Plan will be administered by the Committee.

(b) The Committee will have full power to construe, interpret and administer the Plan and to establish and change the rules and regulations for its administration. Any interpretation by the Committee of the Plan or of any performance goal or Bonus Formula established for an Employee under the Plan, and any determination of the Committee regarding the Bonus to which any Employee is entitled, will bind the Company and all Employees who are affected by it.

(c)  The Committee will have total discretion to determine whether performance goals and Bonus Formulae are to be established under the Plan for particular Employees. The Committee will not be required to establish similar performance goals or similar Bonus Formulae for Employees who hold similar positions.

(d) The obligations of the Company under the Plan are unsecured and constitute mere promises by the Company to make payments in the future out of its general assets. To the extent that an Employee acquires a right to receive payments from the Company hereunder, such right shall be that of a general unsecured creditor of the Company. The obligations under the Plan are not intended to be funded obligations for tax purposes and shall be construed consistently with this intent. The Plan does not give rise to a fiduciary relationship between the Board or Committee, on the one hand, and Employees, their beneficiaries or any other persons, on the other.

7.             No Rights to Continued Employment

Nothing in the Plan or in the establishment of any performance goal or Bonus Formula, and no award of any Bonus which is payable immediately or in the future (whether or not future payments may be forfeited), will give any officer or employee of the Company a right to continue to be an officer or employee of the Company or in any other way affect the right of the Company to terminate the officer position or employment of any officer or employee at any time.

8.             Effective Date

This Plan is effective as of March 30, 2007, provided that the shareholders of the Company approve the Plan at the first annual meeting of shareholders held after that date. Performance goals and Bonus Formulae may be established prior to the time the shareholders of the Company approve this Plan. However, no Bonuses will be paid under this Plan unless it is approved by the shareholders of the Company.

9.             Amendments of the Plan

The Committee may, with the approval of the Board, amend the Plan at any time, except that no amendment to the Plan will be effective if it materially changes any of the criteria on which Bonuses may be based, alters the maximum Bonus which may be paid to an Employee with regard to a fiscal year or other period, or otherwise materially changes the Plan, unless the amendment is approved by the shareholders of the Company. No amendment to the Plan may change any performance goal or Bonus Formula which has been established for an Employee, or affect any Employee’s right to receive a Bonus which has been earned as a result of achievement of a performance goal under a Bonus Formula established for the Employee before the amendment, unless the Employee consents to the change.

10.          Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities or obligations under the Plan in accordance with the Company’s Certificate of Incorporation.

11.          Termination of the Plan

The Plan may be terminated at any time by the Committee, with the approval of the Board. However, termination of the Plan will not affect any performance goal or Bonus Formula which has been established before the Plan is terminated or the right of any Employee to receive payments of a Bonus which the Employee earned before the Plan is terminated.

*          *          *

As approved by the Board of Directors on March 6, 2007

ATTACHMENT 1

PERFORMANCE CRITERIA

Performance-Based Awards intended to qualify as “performance based” compensation under Section 162(m) of the Code, may be payable upon the attainment of objective performance goals that are established by the Committee and relate to one or more Performance Criteria, in each case on specified date or over any period, up to 10 years, as determined by the Committee. Performance Criteria may (but need not) be based on the achievement of the specified levels of performance under one or more of the measures set out below relative to the performance of one or more other corporations or indices.

“Performance Criteria” means the following business criteria (or any combination thereof) with respect to one or more of the Company or any subsidiary, division or operating unit thereof:

1.                Adjusted Earnings,

2.                after-tax income,

3.                pre-tax income,

4.                operating income,

5.                cash flow,

6.                earnings per share,

7.                return on equity,

8.                return on invested capital or assets,

9.                cash and/or funds available for distribution,

10.         appreciation in the fair market value of the common stock,

11.         return on investment,

12.         shareholder return (meaning the per annum compounded rate of increase in the Fair Market Value of an investment in Shares on the first day of the Performance Period (assuming purchase of Shares at their Fair Market Value on such day) through the last day of the Performance Period, plus all dividends or distributions paid with respect to such Shares during the Performance Period, and assuming reinvestment in Shares of all such dividends and distributions, adjusted to give effect to Section 14 of the Plan).

13.         net earnings growth,

14.         stock appreciation (meaning an increase in the price or value of the common stock after the date of grant of an award and during the applicable period),

15.         related return ratios,

16.         increase in revenues,

17.         net earnings,

18.         changes (or the absence of changes) in the per share or aggregate market price of the Company’s common stock,

19.         number of securities sold,

20.         earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in the Company’s financial reports for the applicable period,

21.         total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period), and

22.         the Company’s risk-adjusted total shareholder returns compared with risk-adjusted returns generated by similar businesses.

Performance Goals may be absolute amounts or percentages of amounts, may be relative to the performance of other companies or of indexes or may be based upon absolute values or values determined on a per-share basis.

Except with regard to Adjusted Earnings or as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to shareholders.

To the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the Performance Goals, for each fiscal year of the Company, there shall be objectively determinable adjustments, as determined in accordance with GAAP (other than with respect to the definition of Adjusted Earnings), to any of the Performance Criteria described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.      ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold

01 - Jay Sugarman	☐	☐

02 - Glenn R. August	☐	☐

03 - Robert W. Holman, Jr.	☐	☐

04 - Robin Josephs	☐	☐

05 - Carter McClelland	☐	☐

06 - John G. McDonald	☐	☐

07 - George R. Puskar	☐	☐

08 - Jeffrey A. Weber	☐	☐

2. Approval of adoption of iStar Financial Inc. 2007 Incentive Compensation Plan.	For	Against	Abstain
	☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.	For	Against	Abstain
	☐	☐	☐

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the annual meeting, or an adjournments or postponements thereof.

B. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proxy — iStar Financial Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

iSTAR FINANCIAL INC.

1114 AVENUE OF THE AMERICAS, 27TH FLOOR

NEW YORK, NEW YORK 10036

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2007. TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF iSTAR FINANCIAL INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

The undersigned holder of shares of common stock and/or 8.00% Series D cumulative redeemable preferred stock of iStar Financial Inc., a Maryland corporation (the “Company”), hereby appoints Jay Sugarman and Catherine D. Rice, or either of them, with full power of substitution in each, to attend and to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on May 30, 2007 at 9:00 a.m. local time, at The Harvard Club of New York City, 35 West 44th Street, New York, New York, 10036, and at any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given with respect to such meeting. Capitalized terms not otherwise defined have the meanings given in the proxy statement to which this proxy relates.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or appearing at the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return all cards in the enclosed envelope.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE